Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Isabell Novakov, 214-252-4029

PlainsCapital Corporation
inovakov@plainscapital.com

Media Contact:

Carol Towne, 214-252-4142

PlainsCapital Corporation

ctowne@plainscapital.com

PlainsCapital Bank Acquires Edinburg, TX-Based First National Bank

DALLAS (Sept. 13, 2013)— Hilltop Holdings Inc. (NYSE: HTH) announced today that its subsidiary, PlainsCapital Bank, has entered into a purchase and assumption agreement with the FDIC to assume substantially all of the liabilities and purchase substantially all of the assets of Edinburg, TX-based First National Bank. The transaction is structured as a whole bank purchase and assumption agreement with loss share coverage. PlainsCapital Bank assumed all deposits and will open all branches during normal business hours under its name.

Based on April 19, 2013 balances of First National Bank, PlainsCapital Bank purchased at book value approximately $2.6 billion of assets and assumed approximately $2.4 billion of liabilities. Under the terms of this transaction, PlainsCapital Bank assumed all deposits and did not pay a deposit premium to the FDIC. PlainsCapital Bank bid an asset discount of $260 million. This transaction is expected to be immediately accretive to earnings.

The loss share coverage is based on a 3 tranche structure for the covered loans and other real estate owned. The FDIC will reimburse PlainsCapital Bank for 80 percent, 0 percent and 80 percent of the losses it incurs on all covered assets for tranche 1, 2 and 3, respectively.

Hilltop Holdings previously has bid on failed banks through FDIC-assisted transactions, but this is the first successful acquisition.  First National Bank’s deposit franchise and expansive branch network allows PlainsCapital Bank to further develop its Texas footprint. This transaction also allows PlainsCapital Bank to enter the Rio Grande Valley, Houston, Corpus Christi, Laredo and El Paso markets, among others.

“The First National Bank transaction provides an extension of PlainsCapital Bank’s franchise into new Texas markets and strengthens our franchise in markets that we are already serving. We previously have bid on other failed bank transactions and are excited about the opportunity we have in our first FDIC-assisted acquisition,” said Jeremy B. Ford, president and CEO of Hilltop Holdings. “We envision a smooth transition for both customers and employees as we integrate First National Bank into PlainsCapital Bank’s strong platform and culture.”

First National Bank will be integrated into PlainsCapital Bank, and First National Bank’s branches will reopen as PlainsCapital Bank branches during normal business hours.  All former First National Bank customers will be able to conduct banking business as usual.  Depositors of First National Bank will become depositors of PlainsCapital Bank, and deposits will continue to be insured by the FDIC up to the maximum permitted by law. Depositors may access their accounts as usual through automated teller machine transactions, checks, online banking and debit card transactions.  Checks drawn on First National Bank will continue to be processed, and loan customers should continue to make their customary payments, until they are notified otherwise.  Customers may continue banking as usual and feel confident that their deposits are secure.

Upon completion of the transaction, Hilltop Holdings and PlainsCapital Bank will remain well capitalized. Regulatory approval of the transaction was simultaneous with the announcement.

Wachtell, Lipton, Rosen & Katz served as legal counsel to Hilltop Holdings and PlainsCapital Bank.

About Hilltop Holdings

Hilltop Holdings is a Dallas-based financial holding company. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through Hilltop Holdings’ other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company. At June 30, 2013, Hilltop employed approximately 4,000 people and operated approximately 350 locations in 43 states. Hilltop’s common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com and PlainsCapital.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Hilltop Holdings’ actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and, except as required by law, Hilltop Holdings does not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements about acquisitions, future financial and operating results, the company’s plans, objectives, expectations and intentions and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the benefits from the First National Bank acquisition may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which we operate; (ii) changes in the default rate of loans; (iii) changes in the interest rate environment; (iv) cost and availability of capital; (v) changes in state and federal laws, regulations or policies, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (vi) participation in governmental programs; (vii) severe catastrophic events in our geographic area, and (viii) the application of purchase accounting, as well as the approval of new, or changes in, accounting policies and principles. For more information, see the risk factors described in the Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed with the Securities and Exchange Commission.

Source: Hilltop Holdings Inc.